Exhibit 99.1

Yellow Roadway Corporation

10990 Roe Avenue

Overland Park, KS 66211

Phone 913 696 6100 Fax 913 696 6116

N E W S  R E L E A S E

September 7, 2004

Yellow Roadway Corporation Increases Third Quarter 2004 EPS Guidance

OVERLAND PARK, KAN. — Yellow Roadway Corporation (NASDAQ: YELL) today raised its outlook for third quarter 2004 earnings per share to $1.30 - $1.35. The company previously provided earnings guidance of at least $1.20 - $1.25 per share for the third quarter.

“Our increased guidance is being driven by a more disciplined pricing environment and better than expected operating efficiencies from our business units,” stated Bill Zollars, Chairman, President and CEO of Yellow Roadway. “Our ability to manage our expected business volumes while improving efficiency and price demonstrates the effectiveness of our strategy.”

Yellow Roadway will release third quarter 2004 financial results after market close on October 21. A conference call to discuss third quarter results will be held at 9:30 a.m. ET on Friday, October 22. Conference call details will be provided in mid-October.

This news release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “expect” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation), inclement weather, including (without limitation) the impact of Hurricanes Charley and Frances, price and availability of fuel, competitor pricing activity, expense volatility, ability to capture cost synergies, a downturn in general or regional economic activity, and labor relations, including (without limitation), the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction.

Yellow Roadway Corporation is one of the largest transportation service providers in the world. Through its subsidiaries including Yellow Transportation, Roadway Express, New Penn Motor Express, Reimer Express, Meridian IQ and Yellow Roadway Technologies, Yellow Roadway provides a wide range of asset and non-asset-based transportation services integrated by technology. The portfolio of brands provided through Yellow Roadway Corporation subsidiaries represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs over 50,000 people.

Investor Contact:	Stephen Bruffett	Media Contact:	Suzanne Dawson
	Yellow Roadway Corporation		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	steve.bruffett@yellowroadway.com		sdawson@lakpr.com